Exhibit 4.42

CONFIDENTIAL

Novation Agreement

between

Liberty Global B.V.

as the “Original Party”

and

Liberty Global Technology Services B.V.

as the “New Party”

and

the entities listed in Schedule 1

as the “Continuing Vodafone Parties”

and

Liberty Global plc

as the “LG Guarantor”

and

Vodafone Group PLC

as the “VF Guarantor”

relating to the transfer of the rights and

obligations under the

Transitional Services Agreement

Liberty Global Technology Services B.V.

Boeing Avenue 53, 1119 PE Schiphol-Rijk, The Netherlands

CONTENTS

1.	Novation/Transfer of the Principal Agreement	1

2.	Extension of Guarantees	2

3.	Notices	3

4.	Bank account	3

5.	Precedence	3

6.	Representations and warranties	3

7.	Entire agreement	3

8.	Rights etc. cumulative and other matters	4

9.	Further assurance	4

10.	Costs	4

11.	Invalidity	4

12.	Counterparts	4

13.	Choice of governing law and dispute resolution	4

14.	Electronic Signature	5

schedule 1 :	Continuing Vodafone Parties

THIS AGREEMENT is dated the 13 day of April 2021 (the “Agreement”)

BETWEEN:

(1)

Liberty Global B.V. (the “Original Party”), whose registered office is at Boeing Avenue 53, 1119 PE Schiphol Rijk, The Netherlands (registered in The Netherlands at the Commercial Registry with registration No. 34168993);

(2)

Liberty Global Technology Services B.V. (the “New Party”), whose registered office is at Boeing Avenue 53, 1119 PE Schiphol Rijk, The Netherlands (registered in The Netherlands at the Commercial Registry with registration No. 80203582);

(3)	The entities listed in Schedule 1 to this Agreement (the “Continuing Vodafone Parties”);

(4)	Liberty Global plc (the “LG Guarantor”), whose registered office is at Griffin House, 161 Hammersmith Road, London W6 8BS (registered in England & Wales with No. 08379990); and

(5)	Vodafone Group PLC (the “VF Guarantor”), whose registered office is at Vodafone House, The Connection, Newbury, Berkshire, RG14 2FN (registered in England and Wales with No. 01833679) (with the VF Guarantor, together with the Continuing Vodafone Parties and the LG Guarantor, being the “Continuing Parties” and each being a “Continuing Party”), together the “Parties” and each a “Party”.

Background:

(A)	The Original Party and the Continuing Parties entered into a Transitional Services Agreement dated 31 July 2019 (the “Principal Agreement”).

(B)	The Principal Agreement was varied: (i) pursuant to the First Amendment Agreement dated on or around 17 July 2020 between the Original Party and the Continuing Vodafone Parties; and (ii) pursuant to the Second Amendment Agreement dated on or around 6 January 2021 between the Original Party and the Continuing Vodafone Parties.

(C)	With effect from 11:59pm (CET) on 28 February 2021 (the “Effective Date”) the Original Party wishes to be released and discharged from the Principal Agreement and each Continuing Party wishes to release and discharge the Original Party from the Principal Agreement on the basis of the New Party’s and each Continuing Party’s wish to perform, discharge and observe the terms of the Principal Agreement as if the New Party were named in it in place of the Original Party.

(D)	In consideration of the mutual covenants herein contained, and for the good and valuable consideration received, the Parties hereby agree as follows:

1.	Novation/Transfer of the Principal Agreement

1.1	The New Party:

(A)	undertakes to perform, discharge and observe all obligations and liabilities on the part of the Original Party under the Principal Agreement which would, but for this Agreement, fall to be performed, discharged or observed on and after the Effective Date;

(B)	agrees to be bound by all of the provisions of the Principal Agreement by which the Original Party would, but for this Agreement, be bound on and after the Effective Date; and

(C)	agrees that each of the Continuing Parties shall be entitled to all rights, powers, interests and benefits under the Principal Agreement which would, but for this Agreement, subsist in favour of or be exercisable by the relevant Continuing Party on and after the Effective Date, as if the New Party was named in the Principal Agreement in place of the Original Party.

1.2	Each of the Continuing Parties (each in respect of itself only) unconditionally releases and discharges the Original Party from all obligations and liabilities whatsoever under the Principal Agreement which fall to be performed, discharged or observed on or after the Effective Date, and accepts the liability of the New Party in respect of the Principal Agreement in place of the Original Party with effect from the Effective Date.

1.3	Each of the Continuing Parties (each in respect of itself only):

(A)	undertakes to perform, discharge and observe all obligations and liabilities on the part of the relevant Continuing Party under the Principal Agreement which would, but for this Agreement, fall to be performed, discharged or observed on and after the Effective Date;

(B)	agrees to be bound by all of the provisions of the Principal Agreement by which the relevant Continuing Party would, but for this Agreement, be bound on and after the Effective Date; and

(C)	agrees that the New Party shall be entitled to all rights, powers, interests and benefits under the Principal Agreement which would, but for this Agreement, subsist in favour of or be exercisable by the Original Party on and after the Effective Date, as if the New Party was named in the Principal Agreement in place of the Original Party.

1.4	The Original Party unconditionally releases and discharges each of the Continuing Parties from all obligations and liabilities whatsoever under the Principal Agreement which fall to be performed, discharged or observed on or after the Effective Date.

1.5	Notwithstanding clauses 1.1 to 1.4 (inclusive), nothing in this Agreement shall operate as a release or discharge of any right, obligation or liability on the part of the Original Party or any Continuing Party in relation to the Principal Agreement and arising out of matters prior to the Effective Date.

2.	Extension of Guarantees

For the avoidance of doubt:

(A)	clauses 1.1 to 1.4 apply (without limitation) to the guarantees given and received under clause 46 of the Principal Agreement;

(B)	on and from the Effective Date each reference in clause 46 of the Principal Agreement to the “Service Provider” shall be a reference to the New Party; and

(C)	the guarantees given by the LG Guarantor in clause 46 of the Principal Agreement in respect of all obligations and liabilities of the Original Party under the Principal Agreement which fall to be performed, discharged or observed before the Effective Date shall remain valid and in full force and effect, notwithstanding clauses 1.1 to 1.4.

3.	Notices

For the purposes of all provisions in the Principal Agreement (including clause 37.2) concerning the service of notices, the details of the New Party are as follows:

Entity and titles of individuals	Address	E-mail addresses

[***]

4.	Bank account

On and from the Effective Date, the details of the Service Provider’s Bank Account (as defined in the Principal Agreement) are as follows:

[***]

5.	Precedence

If any of the provisions of this Agreement are inconsistent with or in conflict with any of the provisions of the Principal Agreement then, to the extent of any such inconsistency or conflict, the provisions of this Agreement shall prevail.

6.	Representations and warranties

Each Party represents and warrants that it has obtained all corporate authorisations and all other governmental, statutory and regulatory consents, licenses, authorisations, waivers and exemptions required to empower it or they (as applicable) to enter into and perform its or their (as applicable) obligations under this Agreement.

7.	Entire agreement

7.1	This Agreement (together with any documents referred to in it, including, without limitation, the Principal Agreement and the Share Purchase Documents (as such term is defined in the Principal Agreement)) constitutes the whole agreement between the Parties relating to its subject matter and supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to such subject matter.

7.2	Each Party acknowledges that it has not been induced to enter into this Agreement by any representation or warranty other than those contained in this Agreement or the Principal Agreement and, having negotiated and freely entered into this Agreement, agrees that it shall have no remedy under this Agreement in respect of any other such representation or warranty except in the case of fraud. Each Party acknowledges that its legal advisers have explained to it the effect of this clause 7.2 (Entire agreement).

7.3	No variation of this Agreement shall be effective unless made in writing and signed by each of the Parties.

8.	Rights etc. cumulative and other matters

8.1	Subject to the specific exclusions and limitations and express provisions to the contrary set out in this Agreement, the rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise.

8.2	Except as expressly provided in this Agreement, no delay or omission by any Party in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall: (i) affect that right, power or remedy; or (ii) operate as a waiver of it.

8.3	Except as expressly provided in this Agreement, the single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not, unless otherwise expressly stated, preclude any other or further exercise of it or the exercise of any other right, power or remedy.

9.	Further assurance

At its own cost, each Party shall do anything that is required by law or that may be reasonably necessary or desirable to implement and give effect to this Agreement.

10.	Costs

Except as otherwise stated in this Agreement, each Party shall pay its own costs and expenses in relation to the negotiation and any ancillary matters and the preparation execution and carrying into effect of this Agreement (excluding any costs or expenses associated with the performance of each Party’s obligations under this Agreement).

11.	Invalidity

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement,

and the Parties shall use all reasonable efforts to replace it with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

12.	Counterparts

This Agreement may be executed in any number of counterparts, and on separate counterparts, but shall not be effective until each Party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

13.	Choice of governing law and dispute resolution

13.1	This Agreement is to be governed by and construed in accordance with English law without reference to or application of any conflict of laws rules, the application of which might result in the application of the laws of any other jurisdiction. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

13.2	All disputes, controversies or claims arising out of or in connection with this Agreement, including the breach, termination or invalidity thereof, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. The place of arbitration shall be London and the language to be used in the arbitral proceedings shall be English.

14.	Electronic Signature

The Parties may sign this Agreement electronically. The Parties agree that the person using electronic signature is authorised to bind that party and that their electronic signature is the legal equivalent of their manual signature on this Agreement and consent to be legally bound by the terms and conditions of this Agreement. The Parties also agree that no certification authority or other third party verification is necessary to validate their electronic signature and that the lack of such certification or third party verification will not in any way affect the enforceability of their electronic signature or any resulting contract between them.  The Parties hereto acknowledge and agree that in any legal proceedings between them respecting or in any way relating to this Agreement, each waives the right to raise any defence based on its execution hereof by electronic means or the delivery of such executed counterparts by electronic delivery, as applicable.

IN WITNESS WHEREOF the parties hereto have signed and executed this Agreement on the date first above mentioned.

SIGNED for and on behalf of LIBERTY GLOBAL B.V.

By Authorised Signatory:	/s/ Karima Ghziol /s/ Cheril Laban

Name:	Karima Ghziol, Cheril Laban

Date:	16-03-21, 16-03-21

SIGNED for and on behalf of LIBERTY GLOBAL TECHNOLOGY SERVICES B.V.

By Authorised Signatory:	/s/ Karima Ghziol /s/ Cheril Laban

Name:	Karima Ghziol, Cheril Laban

Date:	16-03-21, 16-03-21

SIGNED for and on behalf of LIBERTY GLOBAL PLC

By:	/s/ Bryan H. Hall

Name:	Bryan H. Hall

Title:	Executive Vice President

Date:	16 March 2021

SIGNED for and on behalf of VODAFONE CESKA REPUBLICA A.S.

By:	/s/ Petr Dvořák /s/ Milan Kníže

Name:	Petr Dvořák, Milan Kníže

Title:	Chairman of the Board of Directors, Member of the Board of Directors

Date:	1.04.2021

SIGNED for and on behalf of VODAFONE WEST GMBH

By:	/s/ Stefan Rüter /s/ Carsten Hakke

Name:	Stefan Rüter, Carsten Hakke

Title:	Head of Wholesale and Post Merger Integration, Head of SCM Germany

Date:	22 March 2021

SIGNED for and on behalf of VODAFONE Magyarorszag ZRT

By:	/s/ Ahmed Alsayed

Name:	Ahmed Alsayed

Title:	Technology Director

Date:

SIGNED for and on behalf of VODAFONE ROMANIA S.A.

By:	/s/ Catalin Buliga /s/ Murielle Lorilloux

Name:	Catalin Buliga, Murielle Lorilloux

Title:	Technology Director, Chief Executive Officer

Date:	13 April 2021, 13 April 2021

SIGNED for and on behalf of VODAFONE GROUP PLC

By:	/s/ Margherita Della Valle

Name:	Margherita Della Valle

Title:	CFO

Date:	6 April 2021